Exhibit 99.1

For immediate release
March 4, 2014

Contacts:	Media Inquiries	Analysts’/Shareholders’ Inquiries
	Chris Ahearn	Tiffany Mason
	704-758-2304	704-758-2033
	Chris.c.ahearn@lowes.com	Tiffany.l.mason@lowes.com

LOWE’S APPOINTS MICHAEL A. JONES CHIEF CUSTOMER OFFICER
--Gregory M. Bridgeford Sets Plans to Retire After 32 Years with Lowe’s--

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) today announced that Michael A. Jones has been named the company’s chief customer officer, effective April 30, 2014.  Jones currently serves as Lowe’s chief merchandising officer, overseeing the full merchandise offering for all Lowe’s U.S. stores and Lowes.com, as well as all global sourcing activities. Jones will succeed Gregory M. Bridgeford, who plans to retire after 32 years with the company.

In his new role, Jones will be responsible for creating experiences that best serve customers and differentiate Lowe’s from its competitors, and will oversee areas including customer experience design, merchandising, marketing and communications, and digital interfaces.

Robert A. Niblock, Lowe’s chairman, president and CEO, said, “I am confident that Mike is the right person to succeed Greg as chief customer officer. Over the past 14 months, Mike and Greg have worked closely together and have made terrific progress in further elevating and enhancing the Lowe’s customer experience. In assuming this new role, Mike brings extensive leadership experience, expertise in key product categories relevant to the home improvement business, understanding of the need for vendor collaboration, and a clear focus on the customer. We look forward to his further contributions to Lowe’s.

“At the same time, Lowe’s thanks Greg for his extraordinary dedication to the company over the past three decades. As Lowe’s has grown from a regional hardware chain in the 1980s to the nation’s second-largest home improvement company today, Greg has been a valued member of our organization. Two years ago, I asked Greg to delay his retirement plans and assume the role of chief customer officer to lead our efforts as we became a more customer-focused enterprise. Greg has built a world-class team that is executing on our strategy, so that the timing is now right for Greg to pass the baton to Mike. We wish Greg all the best in his retirement,” Niblock concluded.

Jones Background
Mike Jones joined Lowe’s in January 2013 with more than a decade of executive leadership experience in sales, service, product management and international business, serving with Husqvarna as president and executive vice president for North and Latin America from 2009 until joining the company in 2013. Before his role at Husqvarna, Jones spent 15 years at General Electric, where his most recent role was general manager of global cooking products from 2007 until 2009. Jones received a bachelor’s degree in business administration from California Coast University in Santa Ana, Calif.

Bridgeford Background
Greg Bridgeford was promoted to chief customer officer in 2012, after serving as executive vice president of business development since 2004. Bridgeford joined Lowe’s in 1982 as executive assistant to the chairman, and has served in a variety of increasingly responsible positions, including vice president of corporate development, senior vice president of merchandising/general merchandising manager, senior vice president of marketing, and senior vice president of business development where he oversaw corporate research, strategic planning, business process improvement, and real estate, engineering and construction. Bridgeford holds a bachelor’s degree in psychology from the University of Virginia and earned an MBA from Wake Forest University.

About Lowe’s
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 100 home improvement company serving approximately 15 million customers a week in the United States, Canada and Mexico. With fiscal year 2013 sales of $53.4 billion, Lowe’s has more than 1,830 home improvement and hardware stores and 250,000 employees. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit lowes.com.

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